Exhibit 99.1

Press Release

Bio-Rad Reports Third-Quarter 2018 Financial Results

HERCULES, Calif.-November 1, 2018-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the third quarter ended September 30, 2018.

Third-quarter 2018 net sales were $545.1 million, an increase of 2.1 percent compared to $534.1 million reported for the third quarter of 2017. On a currency-neutral basis, quarterly sales increased 3.4 percent compared to the same period in 2017, reflecting growth across the business. Third-quarter gross margin was 52.6 percent compared to 56.0 percent during the third quarter in 2017. Gross margin in the third quarter of 2018 was impacted by higher costs for service, warranty and reagent rental, as well as the effects of changes in product mix.

Life Science segment net sales for the third quarter were $206.6 million, an increase of 7.1 percent compared to the same period in 2017. On a currency-neutral basis, Life Science segment sales increased by 8.0 percent compared to the same quarter in 2017. Currency-neutral sales reflect growth of multiple product lines in the segment, including sales of droplet digital PCR, cell biology, process media, and food safety products. On a geographic view, the sales increase was attributed to growth in North America, China, and India.

Clinical Diagnostics segment net sales for the third quarter were $334.0 million, a decrease of 1.2 percent compared to the same period in 2017. On a currency-neutral basis, net sales were up 0.5 percent compared to the same quarter last year. Currency-neutral sales from the third quarter reflected growth in blood typing, quality control, diabetes monitoring, and immunology product lines. On a geographic view, the sales increase for the quarter was attributed to growth across the Americas and Asia, partially offset by a decline in Europe, when compared to the same period last year.

Net income for the third quarter of 2018 was $269.3 million, or $8.89 per share on a diluted basis, compared to $22.1 million, or $0.73 per share on a diluted basis, during the same period in 2017. Net income for the third quarter of 2018 compared to the third quarter of 2017 was significantly and favorably impacted by the recognition on the income statement of changes in the fair market value of equity securities of $318.0 million in this quarter primarily related to the holdings of our investment in Sartorius AG. Inclusion of these equity investment changes in valuation is the result of new accounting standards that became effective in 2018.

The effective tax rate for the third quarter of 2018 was 23 percent compared to 28 percent for the same period in 2017. The lower effective tax rate in 2018 is primarily due to the substantial increase in income from equity securities taxable in the U.S. as well as the reduction in the U.S. federal statutory tax rate from 35 percent to 21 percent effective in 2018.

“Sales performance for the third quarter reflects strength of many of our key life science and diagnostic product lines across most geographies,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “While gross margin continues to be lower than anticipated, we believe the sizeable number of instrument placements, especially for the blood typing market, will produce higher margin sales in the future. Additionally, we continue to focus on operating efficiencies to drive improved profitability throughout the company in the years to come.”

GAAP Results
	Q3 2018	Q3 2017
Revenue (Millions)	$545.1	$534.1
Gross Margin	52.6%	56.0%
Operating Margin	6.7%	7.3%
Net Income (Millions)	$269.3	$22.1
Income per Diluted Share	$8.89	$0.73

Non-GAAP Results
	Q3 2018	Q3 2017
Gross Margin	53.5%	56.9%
Operating Margin	8.2%	10.3%
Net Income (Millions)	$27.6	$30.7
Income per Diluted Share	$0.91	$1.02

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the third quarter of 2018 was $27.6 million, or $0.91 per share on a diluted basis, compared to $30.7 million, or $1.02 per share on a diluted basis, during the same period in 2017. The non-GAAP effective tax rate for the third quarter of 2018 was 31.9 percent compared to 34.5 percent for the same period in 2017.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2018	2017	2018	2017
GAAP net income	$269,326	$22,067	$1,194,143	$39,515
Amortization of purchased intangibles	6,529	7,339	20,179	22,940
Legal matters	4,420	224	13,209	3,580
Acquisition-related (benefits) costs	(2,756)	(24)	(2,862)	10,802
Restructuring costs	(10)	8,526	1,478	9,210
Valuation change in equity-owned securities	(318,007)	—	(1,420,339)	—
Loss on equity-method investments	222	132	625	295
Other non-recurring items	—	—	(9,208)	—
Income tax effect on non-GAAP adjustments	67,878	(7,611)	315,276	(16,656)
Non-GAAP net income	$27,602	$30,653	$112,501	69,686

GAAP diluted income per share	$8.89	$0.73	$39.50	$1.32
Non-GAAP diluted income per share	$0.91	$1.02	$3.72	$2.32

On a reported basis, net sales for the first three quarters of 2018 increased 8.7 percent to $1,672.6 million compared to $1,538.9 million for the same period in 2017. On a currency-neutral basis, net sales grew 6.3 percent.

Year-to-date net income for 2018 was $1,194.1 million, or $39.50 per share on a fully diluted basis, compared to $39.5 million, or $1.32 per share, respectively, during the same period in 2017. This significant increase is due to the recognition on the income statement of our equity securities in 2018 related to the holdings of our investment in Sartorius AG mentioned above.

2018 Financial Outlook

For the full year 2018, the company is reiterating the previous currency-neutral growth revenue outlook of 4.0 to 4.5 percent. Given the lower than anticipated gross margin result for the first nine months of the year, the company now anticipates a full year currency-neutral operating margin of 8.0 to 9.0 percent, or an estimated 9.5 to 10.5 percent on a non-GAAP basis, which compares to the previous non-GAAP estimate of 11.0 to 11.5 percent. Management will discuss this outlook in greater detail on the third quarter 2018 financial results conference call.

“As we head into the end of the year, we anticipate 2018 will be another year of growth in many of our key product areas as well as broad contribution from most of our major geographies,” Mr. Schwartz said. “While the operating performance for the year is not as strong as we would have liked, we still project that 2018 will reflect substantial improvement in operating profit over 2017.”

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, valuation costs, integration costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, and other professional or consulting fees. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, valuation changes in equity owned investments and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets, charges and benefits arising from valuation changes in equity owned investments and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss third quarter ended September 30, 2018 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) November 1, 2018. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 5789817. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.1 billion in 2017. For more information, please visit www.bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, anticipating 2018 will be another year of growth in many of our key product areas as well as broad contribution from most of our major geographies, projecting that 2018 will reflect substantial improvement in operating profit over 2017, believing the sizeable number of instrument placements especially for the blood typing market will produce higher margin sales in the future, and continuing to focus on operating efficiencies to drive improved profitability throughout the company in the years to come. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "believe," "will," "expect," "continue," ”project,” "assume," "may," "intend," "estimate," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, difficulties in implementing our global enterprise resource planning system, recent and planned changes to our global organizational structure and executive management team, our ability to compete effectively, foreign currency exchange fluctuations, product quality and liability issues, international legal and regulatory risks, global economic conditions, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor & Financial Contacts:

Bio-Rad Laboratories, Inc.
Christine Tsingos
Executive Vice President and Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Ron Hutton
Vice President and Treasurer
510-724-7000
investor_relations@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017 (a)	2018	2017 (a)
Net sales	$545,138	$534,141	$1,672,568	$1,538,858
Cost of goods sold	258,422	235,133	781,982	696,412
Gross profit	286,716	299,008	890,586	842,446
Selling, general and administrative expense	201,196	198,169	620,751	605,060
Research and development expense	49,245	62,077	146,122	174,116
Income from operations	36,275	38,762	123,713	63,270
Interest expense	6,064	5,872	17,823	17,233
Foreign currency exchange losses, net	672	3,363	1,911	7,668
Change in fair market value of equity securities	(318,007)	—	(1,420,339)	—
Other (income) expense, net	(2,585)	(1,061)	(29,588)	(13,486)
Income before income taxes	350,131	30,588	1,553,906	51,855
Provision for income taxes	(80,805)	(8,521)	(359,763)	(12,340)
Net income	$269,326	$22,067	$1,194,143	$39,515

Basic earnings per share:
Net income per basic share	$9.02	$0.74	$40.04	$1.33
Weighted average common shares - basic	29,863	29,660	29,822	29,618

Diluted earnings per share:
Net income per diluted share	$8.89	$0.73	$39.50	$1.32
Weighted average common shares - diluted	30,292	30,052	30,234	29,994

(a) During the fourth quarter of 2017, we identified errors on the unaudited interim condensed consolidation financial statements for the three months ended September 30, 2017 as disclosed in footnote 16 of our Annual Report on Form 10-K filed April 13, 2018. Specifically, we restated our third quarter 2017 comparative results for: the overstatement of revenue by $862, the understatement of cost of goods sold of $3,605 from our reconciling various inventory accounts, and the understatement of an employee benefit expense of $3,800 that understated cost of goods sold, SG&A and R&D by $1,121, $1,938 and $741, respectively. The impact of these errors resulted in an overstatement in our Provisions for income taxes reported in the third quarter of 2017 of $2,941 that was corrected in the fourth quarter of 2017.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
Current assets:
Cash and cash equivalents	$434,517	$383,824
Short-term investments	431,613	376,714
Accounts receivable, net	381,526	464,847
Inventories, net	601,053	594,804
Other current assets	185,488	156,460
Total current assets	2,034,197	1,976,649

Property, plant and equipment, net	484,323	493,496
Goodwill, net	501,903	506,069
Purchased intangibles, net	150,662	174,113
Other investments	3,474,321	1,027,736
Other assets	73,256	94,949
Total assets	$6,718,662	$4,273,012

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$257,028	$306,814
Current maturities of long-term debt	1,772	420
Income and other taxes payable	44,783	39,941
Other current liabilities	149,576	155,521
Total current liabilities	453,159	502,696

Long-term debt, net of current maturities	438,803	434,581
Other long-term liabilities	926,219	405,485
Total liabilities	1,818,181	1,342,762

Total stockholders’ equity	4,900,481	2,930,250
Total liabilities and stockholders’ equity	$6,718,662	$4,273,012

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Cash flows from operating activities:
Cash received from customers	$1,715,960	$1,518,057
Cash paid to suppliers and employees	(1,494,794)	(1,430,371)
Interest paid, net	(11,721)	(11,397)
Income tax payments, net	(57,840)	(39,821)
Other operating activities	28,880	(1,696)
Net cash provided by operating activities	180,485	34,772
Cash flows from investing activities:
Proceeds from (payments for) acquisitions and long-term investments	266	(74,874)
Other investing activities	(132,433)	(87,615)
Net cash used in investing activities	(132,167)	(162,489)
Cash flows from financing activities:
Payments on long-term borrowings	(1,595)	(220)
Other financing activities	(82)	(3,015)
Net cash used in financing activities	(1,677)	(3,235)
Effect of foreign exchange rate changes on cash	3,965	3,823
Net increase (decrease) in cash, cash equivalents, and restricted cash	50,606	(127,129)
Cash, cash equivalents, and restricted cash at beginning of period	384,983	457,171
Cash, cash equivalents, and restricted cash at end of period	$435,589	$330,042

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,194,143	$39,515
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,509	106,051
Changes in working capital	(28,087)	(137,163)
Other	(1,089,080)	26,369
Net cash provided by operating activities	$180,485	$34,772

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Nine Months Ended		Nine Months Ended
	September 30, 2018	% of revenue	September 30, 2017	% of revenue	September 30, 2018	% of revenue	September 30, 2017	% of revenue

GAAP cost of goods sold	$258,422		$235,133		$781,982		$696,412
Amortization of purchased intangibles	(4,726)		(4,912)		(14,252)		(17,078)
Acquisition related benefits (costs) (1)	—		—		—		(10,000)
Restructuring costs	(410)		—		(1,884)		—
Non-GAAP cost of goods sold	$253,286		$230,221		$765,846		$669,334

GAAP gross profit	$286,716	52.6%	$299,008	56.0%	$890,586	53.2%	$842,446	54.7%
Amortization of purchased intangibles	4,726		4,912		14,252		17,078
Acquisition related (benefits) costs (1)	—		—		—		10,000
Restructuring costs	410		—		1,884		—
Non-GAAP gross profit	$291,852	53.5%	$303,920	56.9%	$906,722	54.2%	$869,524	56.5%

GAAP selling, general and administrative expense	$201,196	$198,169	$620,751	$605,060
Amortization of purchased intangibles	(1,803)	(2,427)	(5,927)	(5,862)
Legal matters	(4,420)	(224)	(13,209)	(3,580)
Acquisition related benefits (costs) (2)	2,756	3,024	3,374	13,724
Restructuring costs	(76)	(932)	(434)	(1,616)
Non-GAAP selling, general and administrative expense	$197,653	$197,610	$604,555	$607,726

GAAP research and development expense	$49,245	$62,077	$146,122	$174,116
Acquisition related benefits (costs) (2)	—	(3,000)	(512)	(14,526)
Restructuring costs	496	(7,594)	840	(7,594)
Non-GAAP research and development expense	$49,741	$51,483	$146,450	$151,996

GAAP income from operations	$36,275	6.7%	$38,762	7.3%	$123,713	7.4%	$63,270	4.1%
Amortization of purchased intangibles	6,529		7,339		20,179		22,940
Legal matters	4,420		224		13,209		3,580
Acquisition related (benefits) costs (1) (2)	(2,756)		(24)		(2,862)		10,802
Restructuring costs	(10)		8,526		1,478		9,210
Non-GAAP income from operations	$44,458	8.2%	$54,827	10.3%	$155,717	9.3%	$109,802	7.1%

GAAP change in fair market value of equity securities	$(318,007)	$—	$(1,420,339)	$—
Valuation change in equity-owned securities (3)	318,007	—	1,420,339	—
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$(2,585)	$(1,061)	$(29,588)	$(13,486)
Loss on equity-method investments	(222)	(132)	(625)	(295)
Other non-recurring items (4)	—	—	9,208	—
Non-GAAP other (income) expense, net	$(2,807)	$(1,193)	$(21,005)	$(13,781)

GAAP income before income taxes	$350,131	$30,588	$1,553,906	$51,855
Amortization of purchased intangibles	6,529	7,339	20,179	22,940
Legal matters	4,420	224	13,209	3,580
Acquisition related (benefits) costs (1) (2)	(2,756)	(24)	(2,862)	10,802
Restructuring costs	(10)	8,526	1,478	9,210
Valuation change in equity-owned securities (3)	(318,007)	—	(1,420,339)	—
Loss on equity-method investments	222	132	625	295
Other non-recurring items (4)	—	—	(9,208)	—
Non-GAAP income before income taxes	$40,529	$46,785	$156,988	$98,682

GAAP (provision) benefit for income taxes	$(80,805)	$(8,521)	$(359,763)	$(12,340)
Income tax effect of non-GAAP adjustments (5)	67,878	(7,611)	315,276	(16,656)
Non-GAAP provision for income taxes	$(12,927)	$(16,132)	$(44,487)	$(28,996)

GAAP net income	$269,326	49.4%	$22,067	4.1%	$1,194,143	71.4%	$39,515	2.6%
Amortization of purchased intangibles	6,529		7,339		20,179		22,940
Legal matters	4,420		224		13,209		3,580
Acquisition related (benefits) costs (1) (2)	(2,756)		(24)		(2,862)		10,802
Restructuring costs	(10)		8,526		1,478		9,210
Valuation change in equity-owned securities (3)	(318,007)		—		(1,420,339)		—
Loss on equity-method investments	222		132		625		295
Other non-recurring items (4)	—		—		(9,208)		—
Income tax effect of non-GAAP adjustments (5)	67,878		(7,611)		315,276		(16,656)
Non-GAAP net income	$27,602	5.1%	$30,653	5.7%	$112,501	6.7%	$69,686	4.5%

GAAP diluted income per share	$8.89	$0.73	$39.5	$1.32
Amortization of purchased intangibles	0.22	0.24	0.67	0.76
Legal matters	0.15	0.01	0.44	0.12
Acquisition related (benefits) costs (1) (2)	(0.09)	—	(0.09)	0.36
Restructuring costs	—	0.28	0.05	0.31
Valuation change in equity-owned securities (3)	(10.50)	—	(46.98)	—
Loss on equity-method investments	0.01	—	0.02	0.01
Other non-recurring items (4)	—	—	(0.30)	—
Income tax effect of non-GAAP adjustments (5)	2.23	(0.24)	10.41	(0.56)
Non-GAAP diluted income per share	$0.91	$1.02	$3.72	$2.32

GAAP diluted weighed average shares used in per share calculation	30,292	30,052	30,234	29,994
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,292	30,052	30,234	29,994

(1) One-time expense associated with the February 2017 acquisition of RainDance Technologies, Inc.
(2) Release of contingent consideration and other acquisition-related expense
(3) Mark-to-market gain on equity-owned securities
(4) Gain on the sale of land and a product line
(5) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2018 Financial Outlook

Forecasted non-GAAP operating margin excludes 150 basis points related to amortization of purchased intangibles and certain legal matters. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.